Exhibit 5.2


                                                                  March 28, 2005

                                                               (52)(81)8129-9200


Axtel, S.A. de C.V.
Blvd. Diaz Ordaz km. 3.33 No. L-1
Col. Unidad San Pedro
San Pedro Garza Garcia, N.L.
Mexico, CP 66215


Dear Ladies and Gentlemen:


     We have acted as special Mexican counsel to Axtel, S.A. de C.V. (the "Company"), and its subsidiaries Servicios Axtel, S.A. de C.V., Impulsora e Inmobiliaria Regional, S.A. de C.V. and Instalaciones y Contrataciones, S.A. de C.V. (collectively the "Guarantors"), all of which are variable capital corporations (Sociedades Anonimas de Capital Variable) organized under the laws of the United Mexican States ("Mexico"), with respect to the preparation of a Registration Statement on Form F-4 (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission (the "Commission") and relating to the registration pursuant to the provisions of the Securities Act of 1933, as amended (the "Act"), of up to $75,000,000 principal amount of 11% Senior Notes due 2013 (the "Exchange Notes"). The Exchange Notes, which upon the effectiveness of the Registration Statement will be registered under the Act, will be issued in exchange for a like principal amount of the Company's outstanding 11% Senior Notes due 2013 (the "Original Notes"), which are not registered under the Act. The Exchange Notes have been authorized pursuant to resolutions adopted by the Extraordinary Shareholders Meeting and the Board of Directors of the Company, and are identical in all material respects to the Original Notes, except for certain transfer restrictions relating to the Original Notes. Terms defined in the Registration Statement and not defined herein have the meanings ascribed thereto in the Registration Statement.


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     The Exchange Notes will be issued pursuant to the Indenture (the
"Indenture") dated as of December 16, 2003, by and among the Company, the Guarantors and the Bank of New York, as trustee (the "Trustee"). The exchange of the Exchange Notes for the Original Notes is being made pursuant to a registration rights agreement (the "Registration Rights Agreement"), dated as of January 13, 2005 by and among the Company, the Guarantors and Credit Suisse First Boston LLC.

     In rendering this opinion, we have reviewed such documents and made such investigations as we have deemed appropriate, including the Indenture and the Registration Rights Agreement. In addition, we have examined and relied upon on the originals or copies, certified or otherwise identified to our satisfaction, of all such corporate records of the Company and such other instruments and other papers and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

     In our examination of documents, instruments and other papers we have assumed, without any independent investigation or verification of any kind:

     (i) the legal capacity of all relevant natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or facsimile copies.

     (ii) that each party to such documents has satisfied those legal requirements that are applicable to it to the extent necessary to make such document enforceable against it; that each party to such documents has the power, corporate or otherwise, to enter into and perform its obligations thereunder; and that each party to such documents has performed or will perform each of its obligations under such documents;

     (iii) the due authorization by all requisite action, corporate or otherwise, of such documents by each party thereto; the due execution and delivery by such parties of such documents; and, in the case of documents for which we have reviewed forms thereof, that when executed and delivered, each such documents will conform in all respects to the form thereof that we have reviewed.



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     As to all matters of fact that are relevant to this opinion, we have relied upon such records, opinions, certificates, documents and papers submitted to us (including without limitation the Indenture, the Registration Rights Agreement, the Registration Statement and the related prospectus), and upon the accuracy of such representations and warranties of officers and other representatives of the Company and the Guarantors as in our judgment we deemed necessary or appropriate to render the opinion set forth below.

     We express no opinion as to any laws other than the laws of Mexico as currently in effect, and we assume that there is nothing in any other law that affects our opinion.

     Based on the foregoing, and subject to the assumptions and qualifications set forth below, we are of the opinion that:

     (i) the Exchange Notes, when duly executed, authenticated, registered, issued and delivered in exchange for Original Notes of a like principal amount, in accordance with the terms of the Indenture and as contemplated by the Registration Statement, will constitute valid and binding obligations of the Company and the Guarantors, enforceable against them in accordance with their terms, except as disclosed in the Registration Statement and the related prospectus.


     This opinion is subject to the following qualifications:

     1. Prerogatives of the Trustee and the holders of Exchange Notes, although discretionary, should be supported by the factual assumptions required for their reasonable exercise. Under Mexican law the Company or the Guarantors would have the right to contest in court any notice or certificate of the Trustee purporting to be conclusive and binding.

     2. Covenants of the Company and the Guarantors which purport to bind them on matters reserved by law to shareholders, or which purport to bind shareholders to vote or refrain from voting their shares in the Company or the Guarantors, are not enforceable under Mexican Law.

     3. The enforceability of the obligations of the Company and the Guarantors under the Indenture, the Guarantees, the Registration Rights Agreement and such other documents to which the

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Company and the Guarantors are a party may be limited by bankruptcy, insolvency
(including, without limitation, all laws relating to fraudulent transfers), concurso mercantil, reorganization, moratorium, tax, labor, fraudulent conveyance and similar laws relating to or affecting enforcement of creditors' rights generally, or by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is considered in a proceeding in equity or at law), or public policy ("orden publico"). Under the laws of Mexico, labor claims, claims of tax authorities related to the payment of taxes, and claims related to Social Security quotas, Workers Housing Fund and other social contributions, will have priority over all other claims exercised against the Company and the Guarantors.

     4. The obligations of the Company or the Guarantors to pay default interest on past due ordinary interest under the Indenture or the Exchange Notes may be unenforceable under Mexican law.

     5. We believe that the Exchange Notes may not be considered as "titulos de credito" under the laws of Mexico, and we express no opinion as to the enforceability of the Exchange Notes under the laws and rules applicable to "titulos de credito".

     6. Pursuant to Article 8 of the Mexican Monetary Law (Ley Monetaria de los Estados Unidos Mexicanos), if collection of amounts payable by any of the Company or the Guarantors in foreign currency outside Mexico under the Indenture or the Exchange Notes is sought in Mexican courts, such courts could render a judgment in Mexican currency or, if such judgment is rendered in foreign currency but payable in Mexico, such judgment may be discharged in Mexican legal currency at the rate of exchange in effect at the date and place where payment is made, as determined by the Central Bank of Mexico (Banco de Mexico). Provisions purporting to limit the ability of the Company and the Guarantors to discharge their obligations as described above, or purporting to give the Trustee or the holders of Exchange Notes an additional course of action seeking indemnity or compensation for possible deficiencies arising or resulting from variations in rates of exchange, may not be enforceable in Mexico.

     7. The recognition by Mexican courts of a judgment rendered in the United States of America is usually done under the principle of reciprocity, which means that Mexican courts would reexamine judgments rendered in the United States of America if such foreign country or state would reexamine Mexican judgments.


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     8. Waivers by the Company or the Guarantors to their right to any review by the Mexican court before which enforcement is sought of the judgment rendered by any New York court or any other non-Mexican court issuing the judgment, are not valid in Mexico.

     9. Claims under the Indenture and the Registration Rights Agreement may become barred under the statutes of limitations or may be or become subject to defenses or set-off or counterclaim. Waivers in the Indenture and the Registration Rights Agreement to applicable Mexican statutes of limitation are unenforceable under Mexican Law.

     10. A Mexican court could determine that the waivers in the Guarantees to possible defenses or exceptions of the Guarantors or to limitations or discharges of the Guarantors' Guarantees based on the invalidity, illegality, unenforceability, amendment, limitation, termination, discharge or similar situations affecting the guaranteed obligations, are contrary to public policy ("orden publico"). As a general principle under Mexican law, the Guarantees would be deemed limited or discharged to the same extent as the guaranteed obligations.

     11. The validity of the Guarantees is subject to the existence and validity of the obligation being guaranteed; therefore, the enforcement of the Guarantee is not independent or irrespective of the obligation being guaranteed. A Guarantor may be released from its obligations under the Guarantee if (i) the holder of the Exchange Notes gives the Company an extension for payment under the Exchange Notes without the express consent of such Guarantor, or (ii) the Company waives any cause that would otherwise release the Company of its obligations under the Exchange Notes, including expirations or statute of limitation provisions.

     12. It may not be possible for the holders of the Exchange Notes to effect service of process outside of Mexico or within the United States of America upon the officers and directors of the Company or of the Guarantors, or to enforce a judgment obtained in the United States of America against them, the Company or the Guarantors outside of Mexico or in the United States of America courts that is based on the civil liability provisions under laws of jurisdictions other than Mexico including the federal or state securities laws or other laws of the United States of America.

     13. We express no opinion as to the validity under Mexican law of any service of process by mail or in any manner that does not constitute personal service of process.



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     14. We express no opinion with respect to the possible outcomes of the litigation described in the Section titled "Shareholdings Disputes" in the Registration Statement and the related prospectus and the effect such possible outcomes may have on the Company.

     15. A judgment rendered in the United States of America may or need not be recognized or enforced by Mexican courts if, among others:

     (a) the foreign court did not have jurisdiction over the subject matter in a manner that is compatible or analogous with Mexican laws or the subject matter is of the exclusive jurisdiction of Mexican courts;

     (b) the judgment was rendered under a system which does not provide procedures compatible with due process requirements;

     (c)  enforcement of such judgment would be contrary to public policy;

     (d) the defendant did not receive adequate personal notice in sufficient time to defend;

     (e)  the judgment is not final in the rendering state;

     (f)  the judgment conflicts with another final judgment, or

     (g)  there is no reciprocity with the rendering state.


     16. There is doubt as to the enforceability, in actions originated in Mexico, of liabilities based in whole or in part on the United States of America federal or state securities laws, and as to the enforceability of judgments obtained in the United States of America in actions based in whole or in part on the civil liability provisions of United States of America federal or state securities laws.

     17. A judgment obtained in a competent State or Federal court sitting in the Borough of Manhattan, City of New York, United States of America arising out of or in connection with the obligations of the Company or the Guarantors under the Exchange Notes may be enforceable in Mexico against the Company or the Guarantors, provided that:



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     (a)  such judgment is obtained in compliance with legal requirements of the jurisdiction of the court rendering such judgment and in compliance with all legal requirements of the Exchange Notes;

     (b) such judgment is strictly for the payment of a certain sum of money, based on an in personam (as opposed to an in rem) action;

     (c) service of process was made personally on the defendant or a duly authorized process agent;

     (d) such judgment(and the underlying obligation for which the judgment was obtained) does not contravene Mexican law, public policy of Mexico, international treaties or agreements binding upon Mexico or generally accepted principles of international law;

     (e) the applicable procedure under the laws of Mexico with respect to the enforcement of foreign judgments (including issuance of a letter rogatory by the competent authority of such jurisdiction requesting enforcement of such judgment and the certification of such judgment as authentic by the corresponding authorities of such jurisdiction in accordance with the laws thereof) is complied with;

     (f)  such judgment is final in the jurisdiction where obtained;

     (g) the courts of such jurisdiction recognize the principles of reciprocity in connection with the enforcement of Mexican judgments in such jurisdiction;

     (h) the action in respect of which such judgment is rendered is not subject to legal proceedings in Mexico, among the parties;

     (i) the court that rendered such judgment has jurisdiction over the debtor as recognized by the courts of Mexico and in accordance with its conflict of laws rules;

     (j)  the judgment complies with all requirements to be deemed authentic.

     (k) such judgment was not obtained by fraud or in a manner contrary to general principles of law and equity and the

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          enforcement thereof would not be inconsistent with public policy, as such term is understood under the laws of Mexico applicable therein;

     (l) the enforcement of such judgment does not constitute, directly or indirectly, the enforcement of foreign revenue, expropiatory, public or criminal laws;

     (m) no new admissible evidence relevant to the action is discovered prior to the rendering of the judgment by the court in Mexico; and

     (n) the action to enforce such judgment is commenced within six years after the date of such judgment.

     18. We express no opinion with regard to any matter or document other than as specifically mentioned herein.


     The opinion expressed above is limited to questions arising under the laws of Mexico. We do not purport to be experts nor we express any opinion concerning any laws, rules or regulations (including but not limited to the laws, rules and regulations of the United States of America, and any state or political subdivision thereof (including the State of New York)) other than the laws, rules and regulations of Mexico; neither do we express an opinion as to the impact that any such laws, rules and regulations may have in the opinion rendered above. Furthermore, we note that the authorization, execution, authentication, issuance and delivery of the documents that we reviewed for purposes of this opinion may be governed by the federal laws of the United States of America or the laws of the State of New York, in whole or in part, and to that extent you are receiving the opinion of Cahill Gordon and Reindel LLP, special United States of America counsel to the Company with respect to such matters.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference of our firm in the Registration Statement and related prospectus under the caption "Legal Matters". Our consent to such reference does not constitute a consent under Section 7 of the Securities Act, and in consenting to such reference we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under said Section 7 or under the rules and regulations of the Commission thereunder.


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     This opinion is furnished by us as special Mexican counsel to the Company and the Guarantors on the aspects described herein above and is solely for your benefit. This opinion is limited solely to questions arising under the laws of Mexico, and speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion.


                                    Very truly yours,



                                    /S/ D&A Morales y Asociados, S.C.